Filed Pursuant to Rule 433 of the Securities Act of 1933

Issuer Free Writing Prospectus dated April 28, 2015

Relating to Preliminary Prospectus dated April 20, 2015

Registration No. 333-203100

COLUCID PHARMACEUTICALS, INC.

FREE WRITING PROSPECTUS

This free writing prospectus relates only to, and should be read together with, the preliminary prospectus dated April 20, 2015 (the “Preliminary Prospectus”) included in Amendment No. 2 to the Registration Statement on Form S-1 (File No. 333-203100) (the “Registration Statement”) relating to the initial public offering of common stock of CoLucid Pharmaceuticals, Inc. (the “Company”). On April 28, 2015, we filed Amendment No. 4 to the Registration Statement, which may be accessed through the following link: http://www.sec.gov/Archives/edgar/data/1348649/000119312515150251/0001193125-15-150251-index.htm. The information in this free writing prospectus is preliminary and is subject to completion or change. This free writing prospectus is only a summary of the changes to the Preliminary Prospectus and should be read together with the Preliminary Prospectus included in the Registration Statement, including the section entitled “Risk Factors” beginning on page 12 of the Preliminary Prospectus. Capitalized terms used, but not defined, herein have the meanings set forth in the Preliminary Prospectus.

To review the Preliminary Prospectus included in the Registration Statement, click on the following link: http://www.sec.gov/Archives/edgar/data/1348649/000119312515136846/0001193125-15-136846-index.htm . The following information updates and supersedes the information contained in the Preliminary Prospectus to the extent that such information is inconsistent therewith.

The disclosure relating to patient enrollment in SAMURAI, our first Phase 3 pivotal study of lasmiditan, in the Preliminary Prospectus has been updated with the following:

On April 27, 2015, we initiated SAMURAI with the first patient randomized.

The disclosure relating to our strategic relationship with Ildong Pharmaceuticals in the Preliminary Prospectus has been updated with the following:

Under the terms of the agreement, we received an upfront payment of $1.5 million as consideration for us granting Ildong exclusive rights to develop and commercialize lasmiditan in the territory as well as our agreement to provide lasmiditan to Ildong in the future for a reduced purchase price. This $1.5 million upfront payment will be recognized as revenue in the event we sell lasmiditan to Ildong for commercial sale. In the event we have no further obligations under this agreement prior to the date regulatory approval is obtained, if at all, we will recognize this upfront payment as revenue at that time since lasmiditan would not have been sold and delivered to Ildong for commercial sale.

CoLucid Pharmaceuticals, Inc. has filed a registration statement, including the preliminary prospectus, with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus in that registration statement and other documents we have filed with the SEC for more complete information about us and this offering. You may obtain these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, you may obtain copies of the preliminary prospectus by contacting Piper Jaffray & Co., Attention: Prospectus Department, 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, by telephone at (800) 747-3924, or by email at prospectus@pjc.com, or Stifel, Nicolaus & Company, Incorporated, One Montgomery Street, Suite 3700, San Francisco, CA 94104, Attention: Syndicate, by telephone at (415) 364-2720 or by email at SyndicateOps@stifel.com.